EXHIBIT 11.1


                          CALCULATION OF PRIMARY AND FULLY
                             DILUTED EARNINGS PER SHARE


     Earnings per common share and common share equivalent are determined by dividing net income by the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents consist of common shares issuable upon the exercise of stock options, provided the effect is dilutive, less common shares assumed to have been purchased with the proceeds therefrom. Provided below is a table reconciling common stock outstanding to common stock and common stock equivalents used to compute earnings per share:

                                              Three Months               Six Months
                                             Ended March 31,           Ended March 31,
                                        -----------------------    ----------------------
          Primary                         1996          1995         1996         1995
         ---------                      ---------     ---------    ---------    ---------
Weighted average number of common
  shares outstanding                    1,895,500     1,910,200    1,889,300    1,914,600

Assuming exercise of options and
  warrants reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options and warrants   622,900       230,300      583,600      173,400
                                        ----------    ----------   ----------   ---------
                                        2,518,400     2,140,500    2,472,900    2,088,000

          Fully Diluted<F1>
         ------------------

Weighted average number of common
  shares outstanding                    1,895,500     1,910,200    1,889,300    1,914,600

Assuming exercise of options and
  warrants reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options and warrants   649,000       230,300      596,600      173,400
                                        ----------    ----------   ----------   ---------
                                        2,544,500     2,140,500    2,485,900    2,088,000

<F1>      This calculation is submitted in accordance with Securities
          Exchange Act of 1934 Release no. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion no. 15 because it results in dilution of less than 3%.
